                                  UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12

                            CARRIZO OIL & GAS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.

   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

        -----------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

        -----------------------------------------------------------------------

   (4)  Date Filed:

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

                       [LOGO OF CARRIZO OIL & GAS, INC.]

April 22, 2002

Dear Fellow Shareholder:

     You are cordially invited to attend the Annual Meeting of Shareholders of Carrizo Oil & Gas, Inc. (the "Company") to be held at 10:00 a.m. on Wednesday, May 22, 2002, at the Omni Houston Hotel Westside, 13210 Katy Freeway, Houston, Texas.

     This booklet includes the notice of the meeting and the proxy statement, which contains information about the Board and its committees and personal information about the nominees for the Board. Other matters on which action is expected to be taken during the meeting are also described.

     We hope you will find it convenient to attend in person. Whether or not you expect to attend, to assure representation at the meeting and the presence of a quorum, please date, sign and promptly mail the enclosed proxy in the return envelope provided.

     A copy of the Company's 2001 Annual Report to Shareholders is also enclosed.

                                            Sincerely,

                                            /s/ S.P. JOHNSON IV
                                            S.P. JOHNSON IV
                                            Chief Executive Officer

                            CARRIZO OIL & GAS, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 22, 2002

To The Shareholders of
Carrizo Oil & Gas, Inc.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Carrizo Oil & Gas, Inc. (the "Company") will be held at the Omni Houston Hotel Westside, 13210 Katy Freeway, Houston, Texas, on Wednesday, May 22, 2002, at 10:00 a.m. for the following purposes:

        (1) to elect eight members to the Board of Directors for the ensuing year;

        (2) to approve an amendment to the Incentive Plan increasing by 350,000 the number of shares of Common Stock available for issuance under the Plan;

        (3) to approve the appointment of Ernst & Young LLP as independent public accountants of the Company for the fiscal year ending December 31, 2002; and

        (4) to transact such other business as may properly come before the meeting.

     The Company has fixed the close of business on April 12, 2002, as the record date for determining shareholders entitled to notice of, and to vote at, such meeting or any adjournment thereof.

     You are cordially invited to attend the meeting in person. Even if you plan to attend the meeting, you are requested to mark, sign, date and return the accompanying proxy as soon as possible.

                                            By Order of the Board of Directors

                                            /s/ FRANK A. WOJTEK
                                            FRANK A. WOJTEK
                                            Secretary

April 22, 2002
14701 St. Mary's Lane, Suite 800
Houston, TX 77079

                            CARRIZO OIL & GAS, INC.
                        14701 ST. MARY'S LANE, SUITE 800
                              HOUSTON, TEXAS 77079

                                PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Carrizo Oil & Gas, Inc., a Texas corporation (the "Company"), to be voted at the 2002 Annual Meeting of Shareholders (the "Annual Meeting") to be held at the Omni Houston Hotel Westside, 13210 Katy Freeway, Houston, Texas on Wednesday, May 22, 2002, at 10:00 a.m., and any and all adjournments thereof.

     This statement and the accompanying form of proxy are first being mailed to shareholders on or about the week of April 22, 2002. In addition to the solicitation of proxies by mail, regular officers and employees of the Company may, without additional compensation, solicit the return of proxies by mail, telephone, telegram or personal contact. The Company will pay the cost of soliciting proxies in the accompanying form. The Company will reimburse brokers or other persons holding stock in their names or in the names of their nominees for their reasonable expenses in forwarding proxy material to beneficial owners of stock.

VOTING SECURITIES

     Shareholders of record as of April 12, 2002, the record date for determining persons entitled to notice of, and to vote at, the Annual Meeting, are entitled to vote on all matters at the Annual Meeting and at any adjournments thereof. On that date, the issued and outstanding capital stock of the Company consisted of 14,140,549 shares of Common Stock, par value $0.01 per share (the "Common Stock") and 60,000 shares of Series B Convertible Participating Preferred Stock, par value $0.01 per share (the "Series B Preferred Stock"). No other class of stock is outstanding. Each share of Common Stock is entitled to one vote on each matter submitted to a vote of shareholders. The Series B Preferred Stock will not be entitled to vote at the Annual Meeting and generally has no right to vote for directors or on other matters except in certain specified circumstances or as required by law. Cumulative voting is not allowed. The holders of a majority of the shares entitled to vote at the Annual Meeting, represented in person or by proxy, constitute a quorum for the transaction of business at the Annual Meeting.

     All duly executed proxies received prior to the Annual Meeting will be voted in accordance with the choices specified thereon and, in connection with any other business that may properly come before the meeting, in the discretion of the persons named in the proxy. As to any matter for which no choice has been specified in the proxy, the shares represented thereby will be voted by the persons named in the proxy, to the extent applicable, (1) for the election as a director of each nominee listed herein; (2) for the approval of an amendment to the Incentive Plan increasing by 350,000 the number of shares of Common Stock available for issuance under the Plan; (3) for the appointment of Ernst & Young LLP as independent public accountants of the Company for the fiscal year ending December 31, 2002; and (4) in the discretion of the persons named in the proxy in connection with any other business that may properly come before the meeting. A shareholder giving a proxy may revoke it at any time before it is voted at the Annual Meeting by delivering written notice to the Secretary of the Company or by delivering a properly executed proxy bearing a later date. A shareholder who attends the Annual Meeting may, if he or she wishes, vote by ballot at the Annual Meeting and that vote will cancel any proxy previously given. Attendance at the Annual Meeting will not in itself, however, constitute the revocation of a proxy.

     Proxies indicating shareholder abstentions will be counted for purposes of determining whether there is a quorum at the Annual Meeting, but will not be voted on any matter and therefore will have the same effect as a vote against a matter, except in the case of director elections, which are determined by a plurality of votes cast, as to which those abstentions will have no effect. Shares represented by "broker nonvotes" (i.e., shares held by brokers or nominees for which instructions have not been received from the beneficial owners or persons entitled to vote and for which the broker or nominee does not have discretionary power to vote on a particular matter) will be counted for purposes of determining whether there is a quorum at the Annual Meeting, but will not be voted on any matter, and thus will be disregarded in the calculation of "votes cast" with respect to that matter (even though those shares may be considered as entitled to vote or be voted on other matters). Votes cast by proxy or in person at the Annual Meeting will be counted by the persons appointed as election inspectors for the Annual Meeting.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

     The table below sets forth information concerning (i) the only persons known by the Company, based on statements filed by such persons pursuant to
Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to own beneficially in excess of 5% of the Common Stock as of March 15, 2002, and (ii) the shares of Common Stock beneficially owned, as of March 15, 2002, by each director, the Chief Executive Officer and the four other executive officers who were serving at the end of the Company's last fiscal year and by all executive officers and directors collectively. Except as indicated, each individual has sole voting power and sole investment power over all shares listed opposite his name.

                                                             AMOUNT AND NATURE OF
                                                             BENEFICIAL OWNERSHIP
                                                      -----------------------------------
                                                                                 PERCENT
                                                                                OF COMMON
                                                                                STOCK(2)
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                NUMBER OF SHARES         (ROUNDED)
---------------------------------------               -------------------       ---------
Directors and Executive Officers:
  S. P. Johnson IV..................................         798,417(3)(4)          5.5%
  Frank A. Wojtek...................................       1,125,555(3)(4)          7.9%
  George Canjar.....................................         173,825                1.2%
  Brad Fisher.......................................          33,333                  *
  Kendall A. Trahan.................................         106,795                  *
  Steven A. Webster.................................       2,329,823(3)(4)(5)      15.1%
  Douglas A. P. Hamilton............................         881,048(3)(4)(6)       6.9%
  Paul B. Loyd, Jr. ................................       1,653,308(3)(4)         11.7%
  Christopher C. Behrens............................       5,132,244(3)(4)(7)      31.3%
  Bryan Martin......................................       5,132,244(3)(4)(7)      31.3%
  F. Gardner Parker.................................          33,333                  *
  Executive Officers and Directors as a Group (11
     persons).......................................      17,377,425              87.63%
  DAPHAM Partnership, L.P...........................         395,960(3)(4)(8)       2.8%
  The Douglas A.P. Hamilton 1997 GRAT...............         200,000(9)             1.4%
  JPMorgan Partners.................................       5,132,244(3)(10)        31.3%
  Mellon Ventures, L.P..............................       1,509,830(3)(4)(11)      9.9%

---------------

  *  Less than 1%.

 (1) Except as described in notes 3 and 4 below or otherwise noted and pursuant to applicable community property laws, each shareholder has sole voting and investment power with respect to the shares beneficially owned. The business address of each director and executive officer other than Messrs. Behrens and Martin is c/o Carrizo Oil & Gas, Inc., 14701 St. Mary's Lane, Suite 800, Houston, Texas 77079. The business address of Messrs. Behrens and Martin is 1221 6th Avenue of the Americas, 39th Floor, New York, New York 10020.

 (2) The table includes shares of Common Stock that can be acquired through the exercise of options, warrants or convertible securities within 60 days of March 15, 2002 as follows: Mr. Johnson -- 83,334, Mr. Wojtek -- 33,334, Mr. Canjar -- 173,825, Mr. Fisher -- 33,333, Mr. Trahan -- 106,795, Mr.
     Webster -- 604,595, Mr. Hamilton -- 102,840, Mr. Loyd -- 102,840, Mr.
     Behrens -- 2,223,152, Mr. Martin -- 2,223,152, all officers and directors as a group -- 5,690,533, JPMorgan Partners -- 2,223,152, and Mellon Ventures, L.P. -- 5,690,533. The percent of the class owned by each person has been computed assuming the exercise of all options, warrants and convertible securities deemed to be beneficially owned by that person, and assuming that no options, warrants or convertible securities held by any other person have been exercised. The table excludes the following options that are not exercisable within 60 days of March 15, 2002 as follows: Mr. Johnson -- 86,666, Mr. Wojtek -- 36,666,

     Mr. Canjar -- 25,000, Mr. Fisher -- 66,667, Mr. Trahan -- 24,500, Mr.
     Webster -- 114,999, Mr. Hamilton -- 9,166, Mr. Loyd -- 9,166, Mr.
     Behrens -- 7,500 and Mr. Martin -- 0.

 (3) Pursuant to a Shareholders Agreement dated December 15, 1999, among the Company, S.P. Johnson IV, Frank A. Wojtek, Steven A. Webster, Douglas A.P. Hamilton, Paul B. Loyd, Jr., DAPHAM Partnership, L.P., JPMorgan Partners and Mellon Ventures, L.P., certain shareholders of the Company may be deemed to have formed a group pursuant to Rule 13d-5(b)(1) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Nothing herein shall constitute an affirmance that any such group exists; however, such group could be deemed to have beneficial ownership, for purposes of Sections 13(d) and 13(g) of the Exchange Act, of all equity securities of the Company beneficially owned by such parties. Such parties would, as of March 15, 2002 be deemed to beneficially own an aggregate of 13,826,185 shares (75%). Each party to the Shareholders Agreement listed above disclaims beneficial ownership of any common stock owned by the other parties to the Shareholders Agreement.

 (4) Pursuant to a Shareholders Agreement dated February 20, 2002, among the Company, S.P. Johnson IV, Frank A. Wojtek, Steven A. Webster, Douglas A.P. Hamilton, Paul B. Loyd, Jr., DAPHAM Partnership, L.P. and Mellon Ventures, L.P., certain shareholders of the Company may be deemed to have formed a group pursuant to Rule 13d-5(b)(1) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Nothing herein shall constitute an affirmance that any such group exists; however, such group could be deemed to have beneficial ownership, for purposes of Sections 13(d) and 13(g) of the Exchange Act, of all equity securities of the Company beneficially owned by such parties. Such parties would, as of March 31, 2002 be deemed to beneficially own an aggregate of 8,693,942 shares (53.6%). Each party to the Shareholders Agreement listed above disclaims beneficial ownership of any common stock owned by the other parties to the Shareholders Agreement.

 (5) Shares shown include 1,725,228 shares of Common Stock owned by Mr. Webster and 56,866 shares owned by Cerrito Partners, of which Mr. Webster is one of three general partners and could be deemed to share voting and dispositive power with the other general partners. However, Mr. Webster does not admit to having such power and disclaims the beneficial ownership of the Common Stock held by Cerrito Partners.

 (6) Shares shown do not include (i) 395,960 shares of Common Stock beneficially owned by DAPHAM Partnership, L.P., the limited partner of which is a charitable remainder trust of which Mr. Hamilton, his wife and children are among the beneficiaries, (ii) 200,000 shares of Common Stock beneficially owned by the Douglas A.P. Hamilton 1997 GRAT, of which Mr. Hamilton is the sole beneficiary until October 2002, and (iii) 143,472 shares of Common Stock beneficially owned by certain trusts established for the benefit of Mr. Hamilton's children, and for each of which Mr. Hamilton's wife serves as trustee. Mr. Hamilton disclaims beneficial ownership of all of such shares.

 (7) Shares shown include 5,117,244 shares beneficially owned by JPMorgan Partners (23A SBIC), LLC (formerly CB Capital Investors, LLC). Messrs. Behrens and Martin may be deemed to have beneficial ownership of such shares because they are a general partner and a principal, respectively, of JPMorgan Partners, which is a member and the investment manager of JPMorgan Partners (23A SBIC), LLC. Each of Messrs. Behrens and Martin disclaim beneficial ownership of all such shares.

 (8) The address of DAPHAM Partnership, L.P. is 1114 Avenue of the Americas, 31st Floor, New York, New York 10036.

 (9) The address of the Douglas A.P. Hamilton 1997 GRAT is 900 Third Avenue, New York, New York 10022, and its trustee is Mr. Kim E. Baptiste.

(10) The name of CB Capital Investors, LLC was changed to JPMorgan Partners (23A
     SBIC), LLC as part of a business combination effective January 1, 2001. The address of JPMorgan Partners (23A SBIC), LLC is 1221 6th Avenue of the Americas, 39th Floor, New York, New York 10020. Shares shown include 7,500 and 7,500 shares of Common Stock that can be acquired through the exercise of options within 60 days of March 15, 2002 by Mr. Behrens and Mr. Chavkin, a former director of the

     Company. Mr. Behrens and Mr. Chavkin are obligated to transfer any shares issued in connection with the exercise of the options to JPMorgan Partners (23A SBIC), LLC.

(11) The address of Mellon Ventures, L.P. is 1114 Avenue of the Americas, 31st Floor, New York, NY 10036.

                                   PROPOSAL I

                             ELECTION OF DIRECTORS

     The persons designated as proxies in the enclosed proxy card intend, unless the proxy is marked with contrary instructions, to vote for the following nominees as directors to serve until the 2003 Annual Meeting of Shareholders and until their successors have been duly elected and qualified: Mr. S.P. Johnson IV; Mr. Frank A. Wojtek; Mr. Steven A. Webster; Mr. Douglas A.P. Hamilton; Mr. Paul B. Loyd, Jr.; Mr. Bryan Martin; Mr. Christopher C. Behrens and Mr. F. Gardner Parker. The Board of Directors has no reason to believe that any nominee for election as a director will not be a candidate or will be unable to serve, but if for any reason one or more of these nominees is unavailable as a candidate or unable to serve when election occurs, the persons designated as proxies in the enclosed proxy card, in the absence of contrary instructions, will in their discretion vote the proxies for the election of any of the other nominees or for a substitute nominee or nominees, if any, selected by the Board of Directors. The affirmative vote of a plurality of the votes cast by holders entitled to vote in the election of directors at the Annual Meeting is required for the election of each nominee for director.

NOMINEES

     The following sets forth information concerning the eight nominees for election as directors at the Annual Meeting, including information as to each nominee's age as of April 1, 2002, position with the Company and business experience during the past five years.

     S. P. Johnson IV, age 46, has served as the President, Chief Executive Officer and a director of the Company since December 1993. Prior to that time, he worked 15 years for Shell Oil Company. His managerial positions included Operations Superintendent, Manager of Planning and Finance and Manager of Development Engineering. Mr. Johnson is a Registered Petroleum Engineer and has a B.S. in Mechanical Engineering from the University of Colorado.

     Frank A. Wojtek, age 46, has served as the Chief Financial Officer, Vice President, Secretary, Treasurer and a director of the Company since 1993. In addition, from 1992 to 1997, Mr. Wojtek was the Assistant to the Chairman of the Board of Reading & Bates Corporation (an offshore drilling company). Mr. Wojtek also holds the positions of Vice President and Secretary/Treasurer for Loyd & Associates, Inc. (a private financial consulting and investment banking firm). Mr. Wojtek held the positions of Vice President and Chief Financial Officer of Griffin-Alexander Drilling Company from 1984 to 1987, Treasurer of Chiles-Alexander International Inc. from 1987 to 1989 and Vice President and Chief Financial Officer of India Offshore Inc. from 1989 to 1992, all of which are companies in the offshore drilling industry. Mr. Wojtek is a Certified Public Accountant and holds a B.B.A. in Accounting with Honors from the University of Texas.

     Steven A. Webster, age 50, has been the Chairman of the Board of the Company since June 1997 and has been a director of the Company since 1993. Mr. Webster serves as the Managing Director of Global Energy Partners, an affiliate of DLJ Merchant Banking Partners, which makes private equity investments in the energy business. From December 1997 to May 1999, Mr. Webster was the CEO and President of R&B Falcon Corporation, an offshore drilling contractor, and prior to that, was Chairman & CEO of Falcon Drilling Company, which he founded in 1988. Mr. Webster is also a director of Grey Wolf, Inc. (an onshore drilling company), Geokinetics, Inc. (a seismic acquisition and geophysical services company) and Brigham Exploration Company (oil and gas exploration company), as well as various private companies. He is also a trust manager of Camden Property Trust (a real estate investment trust). Mr. Webster holds an M.B.A. degree from Harvard Business School.

     Christopher C. Behrens, age 41, has been a director of the Company since December 1999. Mr. Behrens is a General Partner of JPMorgan Partners (formerly Chase Capital Partners), the private equity investment affiliate of JPMorgan Chase & Co. From 1990 to 1994, Mr. Behrens was a Vice President in the Chase Manhattan Corporation's Merchant Banking Group. Mr. Behrens is a director of Domino's Inc., as well as various private companies.

     Douglas A. P. Hamilton, age 55, has been a director of the Company since 1993. Mr. Hamilton, a private investor, has been an active investor in the oil and gas business since 1985. Mr. Hamilton has since 1979 been the President of Anatar Investments, Inc., a diversified investment capital firm with active investments in oil and gas and offshore contract drilling and is a co-owner of the French Culinary Institute, a cooking school in New York City. Mr. Hamilton has a degree from the University of North Carolina and completed the PMD program at Harvard Business School.

     Paul B. Loyd, Jr., age 55, has been a director of the Company since 1993. Mr. Loyd was Chairman of the Board and Chief Executive Officer of Reading & Bates from 1991 to 1997 and from 1999 to 2001 until its merger with Transocean Sedco Forex. Mr. Loyd has been the principal of Loyd & Associates, Inc., a financial consulting firm, since 1989. Mr. Loyd was Chief Executive Officer and a director of Chiles-Alexander International, Inc. from 1987 to 1989, President and a director of Griffin-Alexander Drilling Company, from 1984 to 1987, and prior to that, a director and Chief Financial Officer of Houston Offshore International, all of which are companies in the offshore drilling industry. Mr. Loyd is also a director of Transocean Sedco Forex, Frontier Oil Corporation, Enterprise Oil PLC and is a member of the Board of Trustees of Southern Methodist University. Mr. Loyd served as President of the Company from its inception in September 1993 until December 1993. Mr. Loyd holds an M.B.A. degree from Harvard Business School.

     Bryan Martin, age 35, is a Principal at JPMorgan Partners focusing on energy investments and industrial buyouts. In addition to his role at JPMorgan Partners, Mr. Martin is also a Partner of the Beacon Group, and co-manager of the Beacon Group Energy Funds. Mr. Martin has been with JPMorgan Partners for the past two years and was with the Beacon Group for the previous six years. Prior to that, Mr. Martin worked as an Equity Analyst at Fidelity Investments co-managing the Select Energy and Specialty Retail portfolios. Mr. Martin holds a bachelors degree from Yale University and a Masters in Management from the J.
L. Kellogg Graduate School of Management. Mr. Martin is also a Director of Coherent Networks, One Offshore, SmartSynch, Seawolf Drilling, Shell Technology Investment Partners and Wellogix. In addition, Mr. Martin is a member of the Investment Committees of Lime Rock Partners and Shell Technology Investment Partners.

     F. Gardner Parker, age 60, has been a director of the Company since 2000. A native of Bryan, Texas, Mr. Parker is a graduate of the University of Texas. After receiving the title of CPA he worked with Ernst & Young (formerly Ernst & Ernst) for fourteen years, seven of which he served as partner. He is currently Chairman of the Board of Computer Control Systems; Overpar, Inc, a real estate management company; and OHA General Partners, a privately held fiduciary. He is the lead Managing Trustee with Camden Property Trust, a New York Stock Exchange REIT, and also serves on the boards of Gillman Automobile Dealerships, Net Near U Communications, MCS Technologies, Camp Longhorn, Inc., NII Communications, Inc., Sherwood Healthcare Inc., and Arena Power. He served as Chairman of the Executive Committee of the Board of Directors of USLD Communications, a NASDAQ company, until it was sold to another public company in 1998. Mr. Parker has served as president of the many civic organizations, including Houston Texas Exe's, River Oaks Breakfast Club, the Touchdown Club of Houston and Lamar Business Resource Council and has served several other boards and special committees, including the board of trustees of River Oaks Baptist School.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

     Directors not employed by the Company or any of its subsidiaries ("Outside Directors") received an annual retainer of $7,500 through December 31, 1998. Effective January 1, 1999, the Board of Directors suspended the payment of the retainer. Effective January 1, 2001, the Compensation Committee proposed and the Board of Directors approved a $1,000 per year annual retainer to be paid to each Outside Director plus compensation of $3,000 per meeting attended ($1,000 if attended via telephone). It is expected that additional compensation will be paid to members of the Board of Directors who serve on committees. The Board of Directors has not yet determined the amount of this additional compensation. Directors who are also employees of the Company receive no payment for serving as directors. All directors are reimbursed for travel and lodging expenses of attending meetings. Under the Company's Incentive Plan (the "Incentive Plan"), Messrs. Webster, Hamilton and Loyd, the then-current Outside Directors, were granted options to purchase 10,000 shares of Common Stock at an exercise price per share of $11.00 in connection with the Company's initial public offering in August 1997 (the "IPO"). Thereafter, each additional Outside Director will be automatically granted nonqualified options to purchase 10,000 shares of Common Stock on the date that person first becomes an Outside Director of the Company. On December 15, 1999 options to purchase 10,000 shares were granted to Mr. Behrens at the price of $1.75 per share, the fair market value on the date of the grant. On June 13, 2000 an option to purchase 10,000 shares was granted to Mr. Parker at the price of $6.3125 per share, the fair market value on the date of the grant. On March 27, 2002 options to purchase 10,000 shares were granted to Mr. Martin at a price of $5.3650 per share, the fair market value on the date of grant. In addition, each Outside Director serving on the day after the date of the annual meeting of shareholders will automatically be granted options to purchase an additional 2,500 shares of Common Stock, subject to the availability for issuance of those shares under the Incentive Plan. During the fiscal year ended December 31, 2001, options to purchase 2,500 shares were granted to each of Messrs. Webster, Hamilton, Loyd and Behrens at an exercise price per share of $7.40. Each option granted to an Outside Director will (i) have a ten-year term,
(ii) have an exercise price equal to the fair market value of a share of Common Stock on the date of grant and (iii) become exercisable in cumulative annual increments of one-third of the total number of shares of Common Stock subject thereto, beginning on the first anniversary of the date of grant.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

     The Board of Directors of the Company held four meetings during the fiscal year ended December 31, 2001, and transacted business on six occasions during the fiscal year by unanimous written consent.

     The Board of Directors has an Audit Committee which, during the fiscal year ended December 31, 2001, consisted of Messrs. Loyd and Parker and Arnold Chavkin, who resigned effective March 2002. Mr. Martin replaced Mr. Chavkin on the Audit Committee. The function of the Audit Committee is to meet with the internal financial staff of the Company and the independent public accountants engaged by the Company to review (i) the scope and findings of the annual audit,
(ii) quarterly financial statements, (iii) accounting policies and procedures and the Company's financial reporting, and (iv) the internal controls employed by the Company. The Audit Committee also recommends to the Board of Directors the independent public accountants to be selected to audit the Company's annual financial statements, and reviews the fees charged for audits and for any nonaudit engagements. The Committee's findings and recommendations are reported to management and the Board of Directors for appropriate action. The Audit Committee met two times during fiscal 2001.

     The Board of Directors has a Compensation Committee which, during the fiscal year ended December 31, 2001, consisted of Messrs. Parker, Hamilton and Behrens. The function of the Compensation Committee is to consider and act upon management's recommendations to the Board of Directors on salaries, bonuses and other forms of compensation for the Company's executive officers and certain other key employees. The Compensation Committee has been appointed by the Board of Directors to administer the Company's stock option plans (subject in some cases to action by the full Board). The Compensation Committee held one meeting during fiscal 2001.

     The Board of Directors has a Budget Committee, consisting of Mr. Johnson and Mr. Wojtek, whose function is to consider matters relating to the Company's drilling program and the Company's budget and related matters. The Budget Committee's actions are advisory only and not binding on the Board unless the Board decides otherwise.

     The Board of Directors does not have a standing Nominating Committee.

     On December 5, 2001, the Board of Directors established an independent Special Financing Committee to evaluate the terms of any financing proposals which the Company may be considering and in which other company shareholders may participate. The Special Committee held one meeting during fiscal 2001.

     During the fiscal year ended December 31, 2001, each director attended at least 75% of the aggregate of the total number of Board of Directors' meetings and of meetings of committees of the Board of Directors on which he served, except Messrs. Loyd and Chavkin.

SECTION 16(a) REPORTING DELINQUENCIES

     Section 16(a) of the Exchange Act requires that the Company's executive officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, file reports of ownership and changes of ownership with the Securities and Exchange Commission (the "SEC"). Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all such forms they file.

     Based solely on its review of the copies of such forms received by the Company, and on written representations by the Company's officers and directors regarding their compliance with the filing requirements, the Company believes that during the fiscal year ended December 31, 2001, all reports required by
Section 16(a) to be filed by its directors, officers and greater than 10% beneficial owners were filed on a timely basis.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth the annual, long-term and total compensation for (i) the Company's Chief Executive Officer for the fiscal years ended December 31, 2001, 2000 and 1999 and (ii) its other four executive officers, for the fiscal years ended December 31, 2001, 2000 and 1999 (collectively, the "Named Executives").

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG-TERM
                                                                                      COMPENSATION
                                                                                         AWARDS
                                         ANNUAL COMPENSATION                          ------------
NAME AND                                ----------------------      OTHER ANNUAL         STOCK           ALL OTHER
PRINCIPAL POSITION               YEAR    SALARY($)    BONUS($)   COMPENSATION($)(1)    OPTIONS(#)    COMPENSATION($)(2)
------------------               ----   -----------   --------   ------------------   ------------   ------------------
S.P. Johnson IV                  2001   $228,501      $   500            --              45,000           $ 3,954
  President and Chief            2000   $225,925      $22,680            --             125,000           $   593
  Executive Officer              1999   $200,375(3)        --            --                  --           $   863
Frank A. Wojtek                  2001   $163,215      $   500            --              20,000           $ 3,975
  Chief Financial Officer,       2000   $161,375      $16,200            --              50,000           $   524
  Vice President, Secretary      1999   $143,125(3)        --            --                  --           $   875
  and Treasurer
George Canjar                    2001   $163,215      $   500            --              20,000           $22,158
  Vice President of              2000   $161,375      $16,200            --                  --           $   524
  Exploration and                1999   $143,125(3)        --            --              15,000           $   875
  Development
Kendall A. Trahan                2001   $146,893      $   500            --              20,000           $ 4,304
  Vice President of Land         2000   $145,238      $14,580            --                  --           $   462
                                 1999   $128,812(3)        --            --              13,500           $   822
Brad Fisher                      2001   $134,100      $   500            --              30,000           $19,300
  Vice President of              2000   $124,225      $18,000            --              50,000           $   317
  Operations

---------------

(1) For the fiscal years 1999, 2000 and 2001 the Named Executives did not receive any annual compensation not properly categorized as salary or bonus, except for certain perquisites and other personal benefits which are not shown because the aggregate amount of such compensation, if any, for each Named

    Executive during each of those fiscal years did not exceed the lesser of $50,000 or 10% of total salary and bonus reported for that Named Executive.

(2) For the fiscal year 2001, all other compensation consists of contributions of $3,402, $3,443, $3,443, $3,838, and $3,078 by the Company under its
    401(k) plan for Mr. Johnson, Mr. Wojtek, Mr. Canjar, Mr. Trahan and Mr. Fisher, respectively, life insurance premiums of $552, $533, $533, $466 and $399 for Mr. Johnson, Mr. Wojtek, Mr. Canjar, Mr. Trahan and Mr. Fisher, respectively, and overriding royalties of $18,183 and $15,823 for Mr. Canjar and Mr. Fisher, respectively. For fiscal year 2000, all other compensation consists of life insurance premiums of $593, $524, $524, $462 and $317 for Mr. Johnson, Mr. Wojtek, Mr. Canjar, Mr. Trahan and Mr. Fisher, respectively. For the fiscal year 1999, other compensation consists of contributions of $175, $250, $250, and $225 by the Company under its 401(k) plan for Mr. Johnson, Mr. Wojtek, Mr. Canjar and Mr. Trahan, respectively, and life insurance premiums of $688, $625, $625 and $597 for Mr. Johnson, Mr. Wojtek, Mr. Canjar and Mr. Trahan, respectively. For the fiscal year 1998, all other compensation consists of contributions of $2,195, $2,195, $2,195 and $2,195 by the Company under its 401(k) Plan for Mr. Johnson, Mr. Wojtek, Mr. Canjar and Mr. Trahan, respectively, and life insurance premiums of $420, $378, $378 and $252 for Mr. Johnson, Mr. Wojtek, Mr. Canjar and Mr. Trahan, respectively.

(3) The Compensation Committee reduced each of the Named Executives' salaries by 10% effective February 1, 1999. However, in December 1999 50% of the portion of the salary that was reduced was paid to each Named Executive. On March 31, 2000, the remaining 50% of the portion of the salary that was reduced was paid to each Named Executive, consisting of $9,625, $6,875, $6,875 and $6,187 to Mr. Johnson, Mr. Wojtek, Mr. Canjar and Mr. Trahan, respectively.

OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

     The following table sets forth information with respect to stock options granted during fiscal 2001 to the Named Executives.

                                                                                          POTENTIAL REALIZABLE
                                                                                            VALUES AT ASSUMED
                         NUMBER OF      % OF TOTAL                                        ANNUAL RATES OF STOCK
                        SECURITIES     OPTIONS/SARS                                      PRICE APPRECIATION FOR
                        UNDERLYING      GRANTED TO                                          OPTION TERM(1)(2)
                       OPTIONS/SARS    EMPLOYEES IN   EXERCISE PRICE                     -----------------------
NAME                      GRANTED      FISCAL YEAR     ($/SHARE)(1)    EXPIRATION DATE     5%($)        10%($)
----                   -------------   ------------   --------------   ---------------   ----------   ----------
S. P. Johnson IV.....     45,000           12.9%          $4.01            12/5/11        124,200      328,050
Frank A. Wojtek......     20,000            5.7%          $4.01            12/5/11         55,200      145,800
George Canjar........     20,000            5.7%          $4.01            12/5/11         55,200      145,800
Kendall A. Trahan....     20,000            5.7%          $4.01            12/5/11         55,200      145,800
Brad Fisher..........     30,000            8.6%          $4.01            12/5/11         82,800      218,700

---------------

(1) The exercise price of the options granted is equal to or greater than the market value of the Company's Common Stock on the date of grant.

(2) Potential realizable value of each grant assumes that the market price of the underlying security (based upon the value of the Common Stock on the date of grant) appreciates at annualized rates of 5% and 10% over the term of the award. Actual gains, if any, on stock option exercises are dependent on the future performance of Common Stock and overall market conditions. There can be no assurance that the amounts reflected on this table will be achieved.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth information with respect to the unexercised options to purchase the Common Stock held by the Named Executives at December 31, 2001.

                                                   NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                  UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS AT
                         SHARES       VALUE     OPTIONS AT FISCAL YEAR-END       FISCAL YEAR-END($)(2)
                       ACQUIRED ON   REALIZED   ---------------------------   ---------------------------
NAME                   EXERCISE(#)    ($)(1)    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                   -----------   --------   -----------   -------------   -----------   -------------
S. P. Johnson IV.....        --           --       41,666        128,344         83,410        185,724
Frank A. Wojtek......        --           --       16,666         53,334         36,332         81,068
George Canjar........        --           --      173,825         25,000        139,525         20,550
Kendall A. Trahan....    10,500       43,811      106,795         24,500         75,090         19,335
Brad Fisher..........    10,000       44,562       33,333         66,667         75,166         95,034

---------------

(1) Value realized is calculated based on the difference between the option exercise price and the closing market price of the Company's Common Stock on the date of exercise, multiplied by the number of shares underlying the options.

(2) Value of unexercised in-the-money options is calculated based upon the difference between the option price and the closing price of the Company's Common Stock at fiscal year-end, multiplied by the number of shares underlying the options. The closing price of the Company's Common Stock, as reported on the NASDAQ Stock Market on December 31, 2001, was $4.43.

     As described above, the Company offered to reprice all "out of the money" options issued pursuant to the Incentive Plan and held by the Named Executives in February 2000. As a result of this repricing, the new options granted in the repricing were unexercisable and, among other things, the exercise price of these new options was lower than the options they replaced. The options granted to Messrs. Canjar and Trahan during fiscal 1999 were not "out of the money" and therefore not repriced. The options granted to Messrs. Canjar and Trahan prior to the IPO that were not issued under the Incentive Plan, consisting of 138,825 and 83,295 underlying shares respectively, were not repriced.

CERTAIN TRANSACTIONS

     On February 20, 2002, the Company consummated the transactions (the "2002 Financing") contemplated by a Securities Purchase Agreement dated February 20, 2002 (the "2002 Securities Purchase Agreement") among the Company, Mellon Ventures, L.P. ("Mellon") and Steven A. Webster (excluding the Company, the "2002 Investors"). Such transactions included (i) the payment by the 2002 Investors of an aggregate purchase price of $6,000,000, (ii) the sale of 60,000 shares of Series B Convertible Participating Preferred Stock (the "Series B Preferred Stock") the terms of which are set forth in the Statement of Resolution Establishing Series of Shares designated Series B Convertible Participating Preferred Stock (the "Statement of Resolution") and which include the right to convert such shares into Common Stock, par value $0.01 (the "Common Stock") of the Company (the "Underlying Shares") at a price of $5.70 per share, subject to adjustments, to the 2002 Investors pursuant to the terms of the 2002 Securities Purchase Agreement and (iii) the sale of warrants (the "2002 Warrants") to purchase up to 252,632 shares of the Company's Common Stock (the "2002 Warrant Shares") at the exercise price of $5.94 per share, subject to adjustments, to the 2002 Investors pursuant to the terms of Warrant Agreement dated February 20, 2002 (the "2002 Warrant Agreement") among the Company, Mellon and Steven A. Webster, (iv) the execution of the Shareholders Agreement dated February 20, 2002 (the "2002 Shareholders Agreement") among the Company, Mellon, Paul B. Loyd, Jr., Douglas A.P. Hamilton, Steven A. Webster, S.P. Johnson IV, Frank A. Wojtek and DAPHAM Partnership, L.P., (v) the execution of the Registration Rights Agreement dated February 20, 2002 ("2002 Registration Rights Agreement") among the Company, Mellon and Steven A. Webster and (vi) the execution of a Compliance Sideletter dated as of February 20, 2002 by and between the Company and Mellon (the "2002 Compliance Sideletter").

     Mellon invested $4,000,000 and Mr. Webster, the Company's Chairman of the Board, invested $2,000,000 in the 2002 Financing. The Company expects the proceeds to be used to fund the Company's ongoing exploration and development program, to fund working capital and for general corporate purposes.

     The Statement of Resolution establishes a series of 150,000 shares (60,000 of which were issued to the 2002 Investors under the 2002 Securities Purchase Agreement) of the Company's preferred stock, designated as Series B Convertible Participating Preferred Stock with designations, preferences, limitations and relative rights, voting, redemption and other rights that include the following:

     Dividends. Holders of Series B Preferred Stock are entitled to receive cumulative dividends on each share of Series B Preferred Stock, payable semi-annually. Dividends will be paid, at the option of the Company, (i) in cash at the rate of $8.00 per year or (ii) by issuing additional shares of Series B Preferred Stock at the annual rate of 0.10 of a share of Series B Preferred Stock on each share of Series B Preferred Stock as converted. In addition to the foregoing, if the Company declares a cash dividend on the Common Stock of the Company, the holders of shares of Series B Preferred Stock shall be entitled to receive cash dividends on an "as converted" basis. Unless all accrued dividends on the Series B Preferred Stock shall have been paid, distributions and redemptions on any Junior Stock (as defined below) are restricted.

     Redemption. The Series B Preferred Stock is required to be redeemed by the Company at any time after the third anniversary of the initial issuance of the Series B Preferred Stock (the "Issue Date") upon 90 days prior written request from any holder at a price per share equal to Purchase Price/Dividend Preference (as defined below). The Company may redeem the Series B Preferred Stock at varying prices ranging from 120% of the Purchase Price/Dividend Preference to, in the case of redemptions after the third anniversary of the Issue Date, a price per share equal to the Purchase Price/Dividend Preference. "Purchase Price/Dividend Preference" is defined to mean $100 plus all cumulative and accrued dividends (whether or not earned or declared) accumulated and unpaid on such share of Series B Preferred Stock, through the date the Company has paid or properly provided for the Redemption Price.

     Voting. Holders of the Series B Preferred Stock generally have no right to vote for directors or on other matters except in certain circumstances described herein or as otherwise required by law.

     The holders of Series B Preferred Stock have the right to approve, by the affirmative vote of the holders of a majority of the outstanding shares of Series B Preferred Stock, (i) the creation, authorization or issuance, or any corporate transaction such as a merger or consolidation that results in the creation or issuance of, any class or series of stock ranking senior to the Series B Preferred Stock ("Prior Stock") or ranking on a parity with the Series B Preferred Stock ("Parity Stock"), (ii) any corporate transaction such as a merger or consolidation, or any amendment to the Articles of Incorporation, that would result in (A) an increase or decrease of the aggregate number of authorized shares of Series B Preferred Stock, or (B) a change in the designations, preferences, limitations or relative rights of the shares of Series B Preferred Stock; (iii) any change in the Company's Articles of Incorporation or bylaws, as then in effect, that adversely affects the rights, preferences or privileges of the Series B Preferred Stock; (iv) any material change in the nature of the Company's business; or (v) certain issuance of any shares of Series B Preferred Stock.

     Holders of Series B Preferred Stock also have the right to vote as a class in a number of other circumstances as are required by Texas Business Corporation Act ("TBCA"). Under the 2002 Shareholders Agreement, the holders of the Series B Preferred Stock have agreed to vote such shares in favor of certain of these actions.

     The terms of the Series B Preferred Stock, including the voting rights thereof, could have the effect of delaying, deferring or preventing a takeover attempt of the Company.

     Liquidation. In the event of any voluntary or involuntary dissolution, liquidation or winding up or a Sale (as defined below) of the Company (a "Liquidation"), before any distribution of assets is made to the holders of any Junior Stock of the Company, the holder of each share of Series B Preferred Stock then outstanding will be entitled to be paid out of the assets of the Company available for distribution to its shareholders, the greater of the following amounts per share of Series B Preferred Stock: (i) $100 in cash plus all cumulative and accrued dividends (whether or not earned or declared) accumulated and unpaid on such share, through the date fixed for the distribution of assets of the Company to the holders of Series B Preferred Stock, or (ii) the liquidation distribution, if any, payable in such Liquidation with respect to each share of Common Stock distributed pro rata to the holders of the Series B Preferred Stock, any Parity Stock and the Common Stock on an as-converted basis (assuming the conversion of all Series B Preferred Stock and Parity Stock (if convertible into Common Stock) at the time such liquidation distribution is paid to a holder of such Common Stock). For purposes hereof, "Sale" shall mean and shall be deemed to have occurred at such time as any of the following occurs: (x) certain mergers that constitute a "Change of Control" (as defined herein); or (y) the sale, transfer or other disposition by the Company of all or substantially all of the assets of the Company to another entity.

     Conversion. The holders of the Series B Preferred Stock have the right, at each holders' option, to convert all or a portion of such Series B Preferred Stock into the number of fully paid and nonassessable shares of Common Stock (calculated as to each conversion to the nearest 1/100th of a share) obtained by dividing (i) the product of (A) $100 plus all cumulative and accrued dividends (whether or not earned or declared) accumulated and unpaid on such share through the date of surrender of such share of Series B Preferred Stock multiplied by
(B) each share of Series B Preferred Stock to be converted by (ii) the Conversion Price (as defined below). "Conversion Price" is defined to mean the conversion price per share of the Common Stock into which the Series B Preferred Stock is convertible, as such Conversion Price may be adjusted pursuant to the Statement of Resolution. The initial Conversion Price is $5.70. The Conversion Price is subject to adjustment in certain circumstances.

     Change of Control. Upon the occurrence of certain events constituting a "Change of Control", the Company is required to make an offer to each holder of Series B Preferred Stock to repurchase all or any part of such holder's Series B Preferred Stock at an offer price per share of Series B Preferred Stock in cash equal to 105% of the Change of Control Purchase Price (as defined below) including (a) any persons becoming the beneficial owners of more than 50% of the Company; (b) during any period of two consecutive years, a majority of the Board of Directors changes; (c) the merger of consolidation of the Company except for certain mergers or consolidations in which the shareholders of the Company prior to the transaction retain a majority of the voting stock of the surviving entity; and (d) the sale of all or substantially all of the assets of the Company, subject to certain exceptions for the foregoing matters. "Change of Control Purchase Price" is defined to mean $100 plus all cumulative and accrued dividends (whether or not earned or declared) accumulated and unpaid on such share of Series B Preferred Stock through the date of payment of the Change of Control Purchase Price.

     Ranking and Certain Covenants. The Series B Preferred Stock ranks senior to the Common Stock and all other series of the Company's preferred stock (none of which are issued and outstanding as of the date hereof) as to the payment of dividends, as to payments upon redemption and as to the distribution of assets upon liquidation, dissolution or winding up unless, after the approval of the holders of a majority of the shares of Series B Preferred Stock, the terms of such other series provide otherwise.

     2002 Shareholders Agreement. The 2002 Shareholders Agreement provides that if the holders of at least 51% of the Common Stock then outstanding approve a merger, Sale (as defined in the 2002 Shareholders Agreement") of the Company or sale of all or substantially all of the assets of the Company (an "Approved Sale"), each holder of Series B Preferred Stock will consent to, vote for and raise no objection against the Approved Sale as a holder of Series B Preferred Stock if the consummation of such Approved Sale will constitute a Change of Control (as defined above) or the Approved Sale is a reincorporation merger, subject to certain conditions.

     If S.P. Johnson IV, Frank A. Wojtek, Paul B. Loyd, Jr., Douglas A.P. Hamilton, Steven A. Webster, DAPHAM Partnership L.P. or certain transferees thereof (each a "Founder Shareholder") desires to make certain transfers of shares of Common Stock that are not Public Sales (as determined in the 2002 Shareholders Agreement), such Founder Shareholder must allow Mellon "tag-along rights" whereby Mellon has the option also to include shares in the transfer.

     Under the 2002 Shareholders Agreement, the Company has granted to Mellon and Mr. Webster preemptive rights to purchase certain (i) equity securities,
(ii) debt securities, (iii) options, warrants and other rights to acquire each of such securities and (iv) common stock equivalents convertible into or exchangeable for equity securities issuable by the Company, subject to certain exclusions.

     The preemptive rights and tag-along rights under the 2002 Shareholders Agreement terminate upon the first to occur of (a) notice of termination by holders of 50% of the Common Stock issuable upon conversion of the Series B Preferred Stock and exercise of the 2002 Warrants, (b) certain sale transactions involving the Company or (c) the time Mellon (or certain of its transferees) owns less than 50% of the shares issuable upon conversion of the Series B Preferred Stock and exercise of the 2002 Warrants.

     2002 Warrants. The 2002 Warrants are exercisable at any time prior to the expiration date on February 20, 2007 for the purchase of an aggregate of 252,632 shares of Common Stock at an exercise price of $5.94 per share, subject to certain adjustments.

     The 2002 Registration Rights Agreement provides registration rights with respect to the shares of Common Stock issuable upon the conversion of the Series B Preferred Stock and the exercise of the 2002 Warrants held by Mellon and Mr. Webster (the "2002 Investor Registrable Securities"). The Company may be required to effect one demand registration, subject to certain conditions and limitations. The holders of the registration rights also have limited rights to require the Company to include their shares of Common Stock in connection with certain other offerings registered by the Company.

  Repurchase of Preferred Stock

     On December 15, 1999, the Company consummated the transactions (the "Enron Repurchase") contemplated by the Stock and Warrant Purchase Agreement dated December 1, 1999 ("Enron Purchase Agreement") among the Company and Enron North America Corp. ("ENA"), Joint Energy Development Investments II Limited Partnership ("JEDI II") and Sundance Assets, L.P. ("Sundance") (ENA, JEDI II and Sundance, collectively, the "Enron Parties"). Such transactions included (i) the payment to the Enron Parties of an aggregate purchase price of $12,000,000 and other fees, (ii) the repurchase of all the outstanding shares of the Company's 9% Series A Preferred Stock, (iii) the repurchase of 750,000 previously outstanding warrants to purchase the Company's Common Stock held by the Enron Parties and (iv) the amendment of the terms of 250,000 warrants (the "Retained Enron Warrants") to purchase the Company's Common Stock retained by the Enron Parties. The exercise price of the Retained Enron Warrants was reduced from $11.50 per share to $4 per share as contemplated by the Enron Purchase Agreement.

  Sale of Common Stock, Notes and Warrants

     Also on December 15, 1999, the Company consummated the transactions (the "1999 Financing") contemplated by a Securities Purchase Agreement dated December 15, 1999 (the "1999 Securities Purchase Agreement") among the Company, CB Capital Investors, L.P. ("Chase") (now JPMorgan Partners (23A SBIC), LLC), Mellon Ventures, L.P. ("Mellon"), Paul B. Loyd, Jr., Douglas A.P. Hamilton and Steven A. Webster (excluding the Company, the "Investors"). Such transactions included (i) the payment by the Investors of an aggregate purchase price of $30,000,000, (ii) the sale of an aggregate of $22,000,000 principal amount of 9% Senior Subordinated Notes due 2007 (the "Notes") to the Investors, (iii) the sale of an aggregate of 3,636,364 shares of the Company's Common Stock for $2.20 per share to the Investors, (iv) the sale of warrants (the "Warrants") to purchase up to 2,760,189 shares of the Company's Common Stock (the "Warrant Shares") at the exercise price of $2.20 per share, subject to adjustments, to the Investors, (v) the execution of the Shareholders Agreement dated December 15, 1999 (the "1999 Shareholders Agreement") among the Company, Chase, Mellon, Paul B. Loyd, Jr., Douglas A.P. Hamilton, Steven A. Webster, S.P. Johnson IV, Frank A. Wojtek and DAPHAM Partnership, L.P., (vi) the execution and delivery of the Warrant Agreement dated December 15, 1999 (the "Warrant Agreement") among the Company, Chase, Mellon, Paul B. Loyd, Jr., Douglas A.P. Hamilton and Steven
A. Webster, (vii) the execution of the Registration Rights Agreement dated December 15, 1999 ("Chase Registration Rights Agreement") among the Company, Chase and Mellon, (viii) the execution of the Amended and Restated Registration Rights Agreement dated December 15, 1999 ("Amended Founders Registration Rights Agreement") among the Company, Paul B. Loyd, Jr., Douglas A.P. Hamilton, Steven
A. Webster, S.P. Johnson IV, Frank A. Wojtek and DAPHAM Partnership, L.P., and (ix) the execution of a Compliance Sideletter dated December 15, 1999 among the Company, Chase and Mellon (the "1999 Compliance Sideletter").

     In addition to providing for the foregoing transactions, the 1999 Securities Purchase Agreement provides that the Notes will be subordinated and subject in right of payment to the prior payment of the senior indebtedness of the Company, which includes but is not limited to certain indebtedness under the Company's senior credit facility with Compass Bank, certain indebtedness incurred pursuant to borrowing base limitations supported by the Company's oil and gas properties, certain purchase money indebtedness issued or incurred to finance consolidated capital expenditures, and certain indebtedness incurred pursuant to the financing of certain acquisitions or the development of the Company's oil and gas properties with proved reserves.

     The Warrants are exercisable at any time prior to the expiration date on December 15, 2007 for the purchase of an aggregate of 2,760,189 shares of Common Stock at an exercise price of $2.20 per share, subject to certain adjustments.

     Each Warrant may be exercised by cash payment or on a "cashless basis" by utilizing the average market price during the 4-day trading period preceding the date of exercise.

     The number and kind of Warrant Shares issued and the exercise price are subject to adjustment in certain circumstances, including (a) if the Company pays a dividend in Common Stock or distributes shares of its Common Stock, subdivides, splits or reclassifies its outstanding shares of Common Stock into a larger number of shares of Common Stock, or combines its outstanding shares of Common Stock into a smaller number of shares of Common Stock, (b) if the Company issues shares of Common Stock or securities exercisable or exchangeable for or convertible into shares of Common Stock for no consideration or for less than the market value ( as specified in the Warrant) of the Common Stock, subject to certain exceptions, (c) if the Company distributes any of its equity securities (other than Common Stock or options) to the holders of the Common Stock on a pro rata basis, (d) if the Company engages in a consolidation, merger or business combination, sells all of its assets to another person or entity, or enters into certain capital reorganizations or reclassifications of the capital stock of the Company or (e) the Company takes certain other actions affecting its Common Stock.

     Chase required that the Company's outside directors, Messrs. Loyd, Hamilton and Webster, invest an aggregate of at least $3,000,000 in the Financing and each invested $1,000,000 in the 1999 Financing. As part of the Financing, an aggregate fee of $405,000 was paid to Chase and Mellon.

     Of the approximately $29,000,000 net proceeds of the Financing, $12,060,000 was used to fund the Enron Repurchase and related expenses, $2,025,000 was used to repay a bridge loan extended to the Company by its outside directors, $3,000,000 was used to repay other indebtedness, and the Company expects the remaining proceeds to be used to fund the Company's ongoing exploration and development program and general corporate purposes.

     Under the 1999 Shareholders Agreement each of S.P. Johnson IV, Frank A. Wojtek, Paul B. Loyd, Jr., Douglas A.P. Hamilton, Steven A. Webster, DAPHAM Partnership, L.P., Chase and Mellon (the "Shareholders") have agreed not to transfer shares of the Common Stock or the Warrants to a competitor of the Company and have agreed to cause certain transferees to be bound by the Shareholders Agreement.

     The 1999 Shareholders Agreement provides that so long as Chase owns at least 15% of the Common Stock of the Company (with percentage ownerships being determined as specified in the 1999 Shareholders Agreement), the Shareholders agree to vote their shares to cause the number of directors constituting the Board of Directors to be seven and to cause the election of two directors to be nominated by Chase. The Shareholders have agreed, so long as Chase owns at least 7.5% of the Common Stock (with percentage ownerships being determined as specified in the 1999 Shareholders Agreement) of the Company but less than 15%, to vote their shares to cause the number of directors constituting the Board of Directors to be seven and to cause the election of one director to be nominated by Chase. The Shareholders have also agreed if at any time after December 15, 2004, Chase then owns at least 15% of the Common Stock (with percentage ownerships being determined as specified in the 1999 Shareholders Agreement) that, unless there shall have occurred certain completed or proposed sale transactions involving the Company or there has occurred a specified minimum public float of Common Stock, then Chase has the right to designate two additional members to the Board and the size of the Board shall be increased accordingly. The Shareholders have agreed to vote their shares in accordance with such arrangement. The Company, upon Board approval, was entitled to increase the size of the Board by one additional member at any time after the first shareholders meeting following the Financing, and, as such, approved the addition to the Board of Mr. Parker in fiscal 2000. If the Company at any other time increases the size of the Board of Directors, the Shareholders have agreed to take action, including the voting of their securities, to cause to be elected the number of directors nominated by Chase necessary to maintain the applicable proportion of directors nominated by Chase to the Board of Directors.

     Pursuant to the 1999 Shareholders Agreement, Messrs. Christopher Behrens and Arnold Chavkin were appointed to the Company's Board of Directors. Upon Mr. Chavkin's resignation from the Board of Directors of the Company effective March 2002, JPMorgan Partners designated Bryan Martin as his replacement, and Mr. Martin was appointed to the Board of Directors.

     For so long as Chase is entitled to designate a director, at least one such director is required to be a member of each committee of the Company's Board of Directors and the board of directors of any subsidiary of the Company. The Company has, in connection with the Shareholders Agreement, established a Budget Committee of the Board of Directors that will consider matters relating to the Company's drilling program, the Company's budget and related matters. In certain circumstances in which Chase is entitled to name a director and such directorship is vacant, Chase may instead appoint one or more Board observers in lieu of directors.

     The Company agreed in the 1999 Shareholders Agreement to limit the maximum number of common stock equivalents issuable under the Company's equity incentive plans to 2.5 million shares and equivalents (including any shares and equivalents issued or issuable as of the date of the 1999 Shareholders Agreement).

     The Shareholders have also agreed in the 1999 Shareholders Agreement to cooperate with the Company in complying with the terms of the 1999 Compliance Sideletter (described below), including by voting in favor of actions taken to remedy certain regulatory problems.

     If S.P. Johnson IV, Frank A. Wojtek, Paul B. Loyd, Jr., Douglas A.P. Hamilton, Steven A. Webster, DAPHAM Partnership L.P. or certain transferees thereof (each a "Founder Shareholder") desires to make certain transfers of shares of Common Stock that are not Public Sales (as determined in the 1999 Shareholders Agreement), such Founder Shareholder must allow Mellon and any Shareholder who holds at least 10% of the Common Stock of the Company and is not a Founder Shareholder (collectively, the "Significant Shareholders") the option also to include shares in the transfer. If the prospective transferee is unwilling or unable to acquire all such shares, then the transferring Founder Shareholder may either cancel the proposed transfer or allocate on a proportional basis the number of shares the prospective transferee is willing to acquire among the transferring Founder Shareholder and the Significant Shareholders.

     Under the 1999 Shareholders Agreement, the Company has granted to the Significant Shareholders rights to purchase certain (i) equity securities, (ii) debt securities, (iii) options, warrants and other rights to acquire each of such securities and (iv) common stock equivalents convertible into or exchangeable for equity securities issuable by the Company, provided that securities issued pursuant to equity incentive plans, securities issued in certain public offerings, securities issued as consideration in a merger, business combination or acquisition, certain securities issued upon conversion of other securities, the Warrant Shares, and certain distributions of securities are all excluded from this right.

     The 1999 Shareholders Agreement terminates upon the first to occur of (a) notice of termination by holders of 50% of the shares held by Chase or Mellon (and certain of their transferees), (b) certain sale transactions involving the Company or (c) the time neither Chase nor Mellon (or certain of their transferees) owns more than 7 1/2% of the Common Stock.

     Additional information concerning the Notes, the Warrants, the 1999 Shareholders Agreement and the transactions relating to the 1999 Securities Purchase Agreement may be found in the Company's Current Report on Form 8-K dated December 15, 1999, including the exhibits to that document.

     In 2000, the Company received a finder's fee valued at $1,544,180 from affiliates of Donaldson, Lufkin & Jenrette ("DLJ") in connection with their purchase of a significant minority shareholder interest in Michael Petroleum Corporation ("MPC"). MPC is a privately -- held exploration and production company which focuses on the prolific gas producing Lobo Trend in South Texas. The minority shareholder interest in MPC was purchased by entities affiliated with DLJ. The Company elected to receive the fee in the form of 18,947 shares of common stock, 1.9% of the outstanding common shares of MPC, which is accounted for as a cost basis investment. Steven A. Webster, who is the Chairman of the Board of the Company, is also a Managing Director of Global Energy Partners Ltd., a merchant banking affiliate of DLJ which makes investments in energy companies, and joined the Board of Directors of MPC in connection with the transaction. MPC could be deemed to be a competitor of the Company.

     During the third quarter of 2001, the Company sold its interest in MPC pursuant to an agreement between MPC and its shareholders for the sale of a majority interest in MPC to Calpine Natural Gas Company. The Company expects to receive total cash proceeds of between $5.5 and $5.7 million, of which $5.5 million was paid to the Company during the third quarter of 2001.

     In November 1999, the Company entered into a month-to-month agreement with San Felipe Resource Company, an entity owned by Mr. Webster, under which Mr. Webster will provide consulting services to the Company in exchange for a fee of $9,000 per month.

     On December 6, 2001 options to purchase 75,000 shares were granted under the Incentive Plan to Mr. Webster at the price of $4.01 per share, the fair market value on the date of the grant, for consulting services.

     In December 2001, the Company sold to Mr. Webster a 2% working interest in certain leases in Matagorda County and the right to participate in the Staubach #1 well located within those leases in exchange for $20,000 and the payment by Mr. Webster of a 33% promoted interest for the drilling costs through casing point of that well. The terms of this sale were consistent with the terms of sales to other participants in this project.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Company's executive compensation programs are designed to attract and retain highly qualified executives and to motivate them to maximize shareholder returns. The Company's executive compensation program is intended to provide competitive compensation levels and incentive pay levels that vary based on corporate and individual performance.

     There are three basic components to the Company's current compensation system: base pay; annual incentive compensation in the form of a cash bonus; and long-term equity-based incentive compensation. Each component is addressed in the context of individual and Company performance and competitive conditions. In determining competitive compensation levels, the Company analyzes data that includes information regarding the general oil and natural gas exploration and production industry.

     Actual individual awards and changes in remuneration to the individual executives are determined by the Compensation Committee. The Chief Executive Officer works with the Compensation Committee in the design of the plans and makes recommendations to the Committee regarding the salaries and bonuses of Company employees that report directly to him. Grants or awards of stock, including stock options, are individually determined and administered by the Compensation Committee.

     Base Pay. Base pay is designed to be competitive with salary levels for comparable executive positions at other oil and natural gas exploration and production companies and the Compensation Committee reviews such comparable salary information as one factor to be considered in determining the base pay for the Company's executive officers. Other factors the Compensation Committee considers in determining base pay for each of the executive officers are that officer's responsibilities, experience, leadership, potential future contribution, and demonstrated individual performance. The types and relative importance of specific financial and other business objectives vary among the Company's executives depending on their positions and the particular operations and functions for which they are responsible. The Compensation Committee also considers the Company's earnings levels and progress in implementing its business strategy in establishing base salary increases for executives. The employment contracts of the executive officers provide that base pay is to be reviewed at least annually and will be increased at any time and from time to time, and that any increase will be substantially consistent with increases in base salary generally awarded in the ordinary course of business to executives of the Company. Primarily as a result of the negative effect on the Company's financial results of low oil and natural gas prices during 1998 and parts of 1999, each of the executive officers' base salary was reduced by 10%, effective February 1, 1999. As a result of the positive effect on the Company's financial results of higher oil and natural gas prices and the increased liquidity of the Company at the end of 1999, the 10% reduction in salary was removed and 50% of the value of the reduction was paid to each of the executive officers in December 1999 and the other 50% was paid on March 31, 2000. As a result of the Company's positive financial results and continued drilling success, each of the Named Executive base salary was increased by 3%, except Mr. Fisher's base salary which was increased by 14%, effective October 1, 2001.

     Annual Bonus. The annual bonus is determined by the Compensation Committee. The employment contracts with the executive officers contemplate annual bonus awards in an amount comparable to the annual bonus of other Company executives, taking into account the individual's position and responsibilities. In addition, Mr. Canjar receives certain overriding royalty interests on prospects he generates as a further incentive in his role as Vice President of Exploration and Development. In 2001, Mr. Fisher was awarded an overriding royalty interest in a certain well for his role in the successful completion of that well. In light of weak commodity prices in late 2001, the Compensation Committee chose to incentivize the executive officers with options to acquire Company stock and a de minimus cash bonus. Each of the Named Executives was awarded a de minimus bonus of $500 during 2001.

     Long-Term Equity-Based Compensation. To date, the Company has relied primarily upon stock option awards to provide long-term incentives for executives. Prior to the Company's IPO, the shareholders and the Board of Directors of the Company approved the Company's Incentive Plan. The objectives of the Incentive Plan are to (i) attract and retain the services of key employees, qualified independent directors and qualified consultants and other independent contractors and (ii) encourage a sense of proprietorship in and stimulate the active interest of those persons in the development and financial success of the Company by making awards designed to provide participants in the Incentive Plan with proprietary interest in the growth and performance of the Company. Long-term equity-based compensation is tied to shareholder return.

     Under the Company's Incentive Plan, long-term incentive compensation consists of stock options, which generally have a ten-year term and vest in 33% increments in each of the three years following the date of the grant. The exercise price of stock options granted is equal to or greater than the fair market value of the Common Stock on the date of grant; accordingly, executives receiving stock options are rewarded only if the market price of the Common Stock appreciates. Stock options are thus designed to align the interests of the Company's executives with those of its shareholders by encouraging executives to enhance the value of the Company and, hence, the price of the Common Stock and each shareholder's return.

     On December 6, 2001, the Company granted options to purchase 45,000, 20,000, 20,000, 20,000 and 30,000 shares to Mr. Johnson, Mr. Wojtek, Mr. Canjar, Mr. Trahan and Mr. Fisher, respectively, at an exercise price per share of $4.01. These options have a ten-year term and vest in 33% increments in each of the three years following the date of the grant.

     The Company may periodically grant new options to provide continuing incentive for future performance. In making the decision to grant additional options, the Compensation Committee would expect to consider factors such as the size of previous grants and the number of options held. In determining whether to grant executive officers stock options under the Plan, the Compensation Committee considers factors, including that executive's current ownership stake in the Company, the degree to which increasing that ownership stake would provide the executive with additional incentives for future performance, the likelihood that the grant of those options would encourage the executive to remain with the Company and the value of the executive's service to the Company.

     Section 162(m) of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits (to $1 million per covered executive) the deductibility for federal income tax purposes of annual compensation paid to a company's chief executive officer and each of its other four most highly compensated executed officers. The Compensation Committee and the Board of Directors will take deductibility or nondeductibility of compensation into account but have in the past authorized, and will retain the discretion in the future to authorize, the payment of potentially nondeductible amounts.

     Compensation of the Chief Executive Officer. The Compensation Committee based the compensation of the Company's Chief Executive Officer, Mr. Johnson, on the same considerations described above for other executive officers. In light of weak commodity prices in late 2001, the Compensation Committee chose to incentivize the executive officers with options to acquire Company Stock and a de minimus cash bonus. Consistent with its decision to award bonuses and options to acquire Company stock to the other executive officers, the Compensation Committee awarded Mr. Johnson a de minimus bonus during 2001 of $500 and, on December 6, 2001, options to purchase 45,000 shares of Company stock at an exercise price of $4.01. Like the other executive officers, Mr. Johnson's base salary was reduced by 10%, effective February 1, 1999. As a result of the positive effect on the Company's financial results of higher oil and natural gas prices and the increased liquidity of the Company at the end of 1999, the 10% reduction in Mr. Johnson's salary was removed and 50% of the value of the reduction was paid to him in December 1999 and the other 50% was paid on March 31, 2000. As a result of the positive effects on the Company's financial results of continued improvements in oil and natural gas prices and production levels, Mr. Johnson's base salary was increased by 8% effective August 16, 2000 and by 3% effective October 1, 2001.

     Executive compensation is an evolving field. The Compensation Committee monitors trends in this area, as well as changes in law, regulation and accounting practices, that may affect either its compensation practices or its philosophy. Accordingly, the Committee reserves the right to alter its approach in response to changing conditions.

                                            The Compensation Committee

                                            Christopher C. Behrens
                                            Douglas A.P. Hamilton
                                            F. Gardner Parker

EMPLOYMENT ARRANGEMENTS

     The Company has entered into employment agreements with each executive officer listed below. While the employment agreements were not amended, each of the officers' base salary increased by 3%, except Mr. Fisher's base salary increased by 14%, effective October 1, 2001. The following chart shows the annual base salaries that the executive officers listed therein are currently being paid by the Company.

NAME AND CURRENT POSITION                                     ANNUAL SALARY
-------------------------                                     -------------
S. P. Johnson IV............................................    $233,604
  President and Chief Executive Officer
Frank A. Wojtek.............................................    $166,860
  Vice President and Chief Financial Officer
George Canjar...............................................    $166,860
  Vice President of Exploration and Development
Kendall A. Trahan...........................................    $150,174
  Vice President of Land
Brad Fisher.................................................    $147,600
  Vice President of Operations

     Each of the employment agreements also provided for the initial grants of stock options for Messrs. Johnson and Wojtek and revisions to previously granted stock options for Messrs. Canjar and Trahan. The agreement with Mr. Canjar also includes a provision that entitles him to an undivided 0.5% overriding royalty interest, proportionately reduced to the Company's working interest, in all oil, gas and other minerals that may be produced and saved from prospects generated by Mr. Canjar.

     Each of the employment agreements of Mr. Johnson, Mr. Wojtek, Mr. Trahan, Mr. Canjar and Mr. Fisher has an initial three-year term provided that at the end of the second year of such initial term and on every day thereafter, the term of each such employment agreement will automatically be extended for one day, such that the remaining term of the agreement shall never be less than one year. Under each agreement, both the Company and the employee may terminate the employee's employment at any time. Upon termination of employment on account of disability or if employment is terminated by the Company for any reason (except under certain limited circumstances defined as "for cause" in the agreement), or if employment is terminated either (x) by the employee subsequent to a change of control (as defined and including certain terminations prior to a change of control if caused by a person involved in precipitating a change of control) or
(y) by reason of death during a sixty day period following the elapse of one year after such a change of control ("window period") or with good reason (as defined), under the agreement the employee will generally be entitled to (i) an immediate lump sum cash payment equal to 150% (375% if termination occurs after a change of control) of his annual base salary that would have been payable for the remainder of the term of the applicable agreement discounted at 6%, (ii) continued participation in all the Company's welfare benefit plans and continued life insurance and medical benefits coverage and (iii) the immediate vesting of any stock options or restricted stock previously granted to such employee and outstanding as of the time immediately prior to the date of his termination, or a cash payment in lieu thereof (the "Cash Election"). Provided that the Performance Shares vest only if the termination of employment is by the employee with good reason or during a window period or is by the Company without cause, then in the event of a Cash Election, the employee, in the case of Messrs. Canjar and Trahan, will receive in exchange for any or all compensatory awards that are either denominated in or payable in Common Stock, including options and restricted stock, an amount in cash equal to the excess of (x) the highest price per share (as defined below) over (y) the exercise or purchase price, if any, of such awards. The Term "Highest Price Per Share" generally means the highest price per share that can be determined to have been paid or agreed to be paid for any share of Common Stock by certain classes of persons, including (1) a beneficial owner of 10% or more of the outstanding voting stock of the Company and (2) a person who has any material involvement in proposing or effectuating a change of control (as defined). If employment terminates due to death of the employee and other than in a window period, the Company will pay a sum equal to the amount of the employee's annual base salary for the remaining term of the agreement, reduced by the amount payable under any life insurance policies to the extent that such amounts are attributable to premiums paid by the Company. The salaries in each of these agreements are subject to periodic review and provide for increases consistent with increases in base salary generally awarded to other executives of the Company. Each agreement entitles the employee to participate in all of the Company's incentive, savings, retirement and welfare benefit plans in which other executive officers of the Company participate. The agreements each provide for an annual bonus in an amount comparable to the annual bonus of other Company executives, taking into account the individual's position and responsibilities.

AUDIT COMMITTEE REPORT

     The Audit Committee's purpose is to assist the Board of Directors in its oversight of the Company's internal controls and financial statements and the audit process. The Board of Directors, in its business judgment, has determined that all members of the Audit Committee are "independent," as required by applicable standards of the Nasdaq Stock Market. The Audit Committee operates pursuant to a written charter adopted by our Board of Directors; a copy of the current Audit Committee charter was attached to the proxy statement for the 2001 Annual Meeting as Appendix A.

     Management is responsible for the preparation, presentation and integrity of the Company's financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards.

     In performing its oversight role, the Audit Committee has reviewed and discussed the audited financial statements with management and the independent auditors. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61,

Communication with Audit Committees, as currently in effect. The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect.

     Based on the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to below and in the Charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

     The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence. Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Audit Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's considerations and discussions referred to above do not assure that the audit of the Company's financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the independent auditors are in fact "independent".

                                            The Audit Committee

                                            F. Gardner Parker
                                            Paul B. Loyd, Jr.

PERFORMANCE GRAPH

     The following graph presents a comparison of the yearly percentage change in the cumulative total return on the Common Stock over the period from August 6, 1997, the date of the Company's initial public offering, to December 31, 2001, with the cumulative total return of the S&P 500 Index and of the American Stock Exchange Natural Resource Industry Index of publicly traded companies over the same period. The graph assumes that $100 was invested on August 6, 1997, in the Common Stock at its initial public offering price of $11.00 per share and in each of the other two indices and the reinvestment of all dividends, if any.

     The graph is presented in accordance with SEC requirements. Shareholders are cautioned against drawing any conclusions from the data contained therein, as past results are not necessarily indicative of future financial performance.

                     COMPARISON OF CUMULATIVE TOTAL RETURN*
                     AMONG CARRIZO OIL & GAS, INC., THE S&P
                        500 INDEX AND THE AMERICAN STOCK
                           EXCHANGE NATURAL RESOURCE
                                 INDUSTRY INDEX

                              [PERFORMANCE GRAPH]

--------------------------------------------------------------------------------
                                                    S & P      AMEX      C O & G
--------------------------------------------------------------------------------
 08/06/97                                            100        100        100

--------------------------------------------------------------------------------
 09/30/97                                             99        107        136

--------------------------------------------------------------------------------
 12/31/97                                            101         91         72

--------------------------------------------------------------------------------
 03/31/98                                            115         84         66

--------------------------------------------------------------------------------
 06/30/98                                            118         75         50

--------------------------------------------------------------------------------
 09/30/98                                            106         64         25

--------------------------------------------------------------------------------
 12/31/98                                            128         59         13

--------------------------------------------------------------------------------
 03/31/99                                            134         65         10

--------------------------------------------------------------------------------
 06/30/99                                            143         74         18

--------------------------------------------------------------------------------
 09/30/99                                            134         79         18

--------------------------------------------------------------------------------
 12/31/99                                            153         80         18

--------------------------------------------------------------------------------
 03/31/00                                            156         88         35

--------------------------------------------------------------------------------
 06/30/00                                            151         96         55

--------------------------------------------------------------------------------
 09/30/00                                            150        104        127

--------------------------------------------------------------------------------
 12/31/00                                            137        112         83

--------------------------------------------------------------------------------
 03/31/01                                            121        105         59

--------------------------------------------------------------------------------
 06/30/01                                            127         98         49

--------------------------------------------------------------------------------
 09/30/01                                            108         89         40

--------------------------------------------------------------------------------
 12/31/01                                            120         91         40

--------------------------------------------------------------------------------

* $100 Invested on August 6, 1997 in Stock or Index (Including Reinvestment of Dividends).

                                   PROPOSAL 2

                        PROPOSAL TO AMEND INCENTIVE PLAN
                     TO INCREASE NUMBER OF AVAILABLE SHARES

     At the time of its initial public offering, the Company adopted the Incentive Plan. The objectives of the Incentive Plan are to:

     - attract and retain the services of key employees, qualified directors and qualified consultants and other independent contractors; and

     - encourage the sense of proprietorship in and stimulate the active interest of those persons in the development and financial success of the Company by making awards ("Awards") designed to provide participants in the Incentive Plan with proprietary interest in the growth and performance of the Company.

     The Company currently has reserved 1,500,000 shares of Common Stock for use in connection with the Incentive Plan. Persons eligible for Awards are (i) employees holding positions of responsibility with the Company and whose performance can have a significant effect on the success of the Company, (ii) Non-employee Directors and (iii) certain non-employee consultants and other independent contractors. As described in "Certain Transactions" the Company has agreed in the Shareholders Agreement dated December 15, 1999 to limit the maximum number of common stock equivalents issuable under the Company's equity incentive plans to 2.5 million shares and equivalents (including any shares and equivalents issued or issuable as of December 15, 1999 without the consent of certain parties to that Agreement).

     As of March 31, 2002, options under the Incentive Plan had been granted to 59 current and former employees and directors of the Company to purchase a total of approximately 1,459,000 shares of Common Stock at an exercise price per share not less than fair market value on the date of grant (the initial public offering price to the public in the case of options awarded in connection with the initial public offering). As of March 31, 2002, there were only 41,000 shares available for issuance under the Plan. If the shareholders vote in favor of the proposal set forth herein, an additional 350,000 shares of Common Stock will be available for issuance under the Plan. The proposed increase in the number of authorized shares available under the Plan is equal to approximately 2.48% of the currently outstanding Common Stock. Shares of Common Stock issued under the Plan may be treasury shares or authorized but unissued shares. The number of shares available under the Plan are to be adjusted in the event of any subdivision or consolidation of outstanding shares of Common Stock, declaration of a stock dividend or other stock split. As of March 31, 2002, approximately 36 employees were eligible for Awards under the Incentive Plan.

     The Compensation Committee of the Company's Board of Directors (the "Committee") administers the Incentive Plan and has broad power to take actions thereunder, to interpret the Incentive Plan and to adopt rules, regulations and guidelines for carrying out its purposes. With respect to Awards to employees and independent contractors, the Committee may, in its discretion, among other things, extend or accelerate the exercisability of, accelerate the vesting of or eliminate or make less restrictive any restrictions contained in any Award, waive any restrictions or other provision of the Incentive Plan or in any Award or otherwise amend or modify any Award in any manner that is either (i) not adverse to that participant holding the Award or (ii) consented to by that participant. The Committee also may delegate to the chief executive officer and other senior officers of the Company its duties under the Incentive Plan. In recent times, any action taken with respect to executive officers or directors of the Company has also been approved by the entire Board.

     The Board of Directors may amend, modify, suspend or terminate the Incentive Plan for the purpose of addressing any changes in legal requirements or for any other lawful purpose, except that (i) no amendment or alteration that would adversely affect the rights of any participant under any Award previously granted to such participant shall be made without the consent of such participant and (ii) no amendment or alteration shall be effective prior to its approval by the shareholders of the Company to the extent such approval is then required pursuant to Rule 16b-3 in order to preserve the applicability of any exemption provided by such rule to any Award then outstanding (unless the holder of such Award consents) or to the extent shareholder approval is otherwise required by applicable legal requirements. The Board of Directors may make certain adjustments in the event of any subdivision, split or consolidation of outstanding shares of Common Stock, any declaration of a stock dividend payable in shares of Common Stock, any recapitalization or capital reorganization of the Company, any consolidation or merger of the Company with another corporation or entity, any adoption by the Company of any plan of exchange affecting the Common Stock or any distribution to holders of Common Stock of securities or property (other than normal cash dividends).

     Awards to employees and independent contractors may be in the form of (i) rights to purchase a specified number of shares of Common Stock at a specified price not less than that of the fair market value on the date of grant ("Options"), (ii) rights to receive a payment, in cash or Common Stock, equal to the fair market value or other specified value of a number of shares of Common Stock on the rights exercise date over a specified strike price, (iii) grants of restricted or unrestricted Common Stock units denominated in Common Stock, (iv) grants denominated in cash and (v) grants denominated in cash, Common Stock, units denominated in Common Stock or any other property which are made subject to the attainment of one or more performance goals ("Performance Awards"). Subject to certain limitations, the Committee has the authority to determine the other terms, conditions and limitations of Awards under the Incentive Plan. An Option may be either an incentive stock option ("ISO") that qualifies, or a non-qualified stock option ("NSO") that does not qualify, with the requirements of Sections 422 of the Code; provided, that independent contractors cannot be awarded ISOs. The Committee will determine the employees and independent contractors to receive Awards and the terms, conditions and limitations applicable to each such Award, which conditions may, but need not, include continuous service with the Company, achievement of specific business objectives, attainment of specified growth rates, increases in specified indices or other comparable measures of performance. Performance Awards may include more than one performance goal, and a performance goal may be based on one or more business criteria applicable to the grantee, the Company as a whole or one or more of the Company's business units and may include any of the following: increased revenue, net income, stock price, market share, earnings per share, return on equity or assets or decrease in costs.

     On the date of his or her first appointment or election to the Board of Directors, a non-employee director will be granted NSOs to purchase 10,000 shares of Common Stock. In addition, on the first business day following the date on which each annual meeting of the Company's shareholders is held, each non-employee director then serving will automatically be granted NSOs to purchase 2,500 shares of Common Stock. Each NSO granted to non-employee directors will (i) have a ten-year term, (ii) have an exercise price per share equal to the fair market value of a Common Stock share on the date of grant and
(iii) become exercisable in cumulative annual increments of one-third of the total number of shares of Common Stock subject thereto, beginning on the first anniversary of the date of grant. If a non-employee director resigns from the Board without the consent of a majority of the other directors, such director's NSOs may be exercised only to the extent that they were exercisable on the resignation date.

ALLOCATION OF SHARES PROPOSED TO BE AUTHORIZED; CUMULATIVE GRANTS UNDER THE PLAN

     The allocation of the 350,000 shares proposed to be authorized for issuance under the Incentive Plan is not currently determinable as such allocation is dependent upon future decisions to be made by the Compensation Committee in its sole discretion, subject to applicable provisions of the Incentive Plan. The following table summarizes certain information covering cumulative options granted, before consideration of forfeitures and exercises, pursuant to the Incentive Plan to each executive officer, each nominee for election as director, each person who has received 5% of the options reserved for issuance, all current executive officers as a group, and all current employees, including all current officers who are not executive officers, as a group, from inception of the Incentive Plan through March 31, 2002.

                       DESCRIPTION OF THE INCENTIVE PLAN
                 SUMMARY OF OPTION GRANTS AS OF MARCH 31, 2002

                                                   CUMULATIVE OPTIONS         AVERAGE PER
NAME                                                   GRANTED(1)         SHARE EXERCISE PRICE
----                                               ------------------     --------------------
S.P. Johnson IV..................................       170,000                  $2.85
Frank A. Wojtek..................................        70,000                  $2.75
George Canjar....................................        60,000(2)               $4.52
Kendall A. Trahan................................        58,500(2)               $4.58
Brad Fisher......................................       110,000                  $2.66
Steven A. Webster................................       192,500                  $2.97
Christopher C. Behrens...........................        15,000                  $6.30
Douglas A. P. Hamilton...........................        20,000                  $3.20
Paul B. Loyd, Jr. ...............................        20,000                  $3.20
Bryan Martin.....................................        10,000                  $3.64
F. Gardner Parker................................        12,500                  $6.53
All executive officers as a group................       468,500                  $3.22
All current non-executive directors..............       270,000                  $3.44
All other current employees as a group...........       787,500                  $3.46

---------------

(1) Reflects options granted since adoption of the Plan through March 31, 2002.

(2) Mr. Canjar and Mr. Trahan were granted 138,825 and 83,295 options, respectively, prior to the adoption of the Incentive Plan that are not included in the Shares authorized under the Incentive Plan.

     As of April 9, 2002, the last reported sales price of Common Stock on the Nasdaq National Market was $5.69.

FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the general rules of present federal income tax law relating to the tax treatment of stock awards, ISOs and NSOs issued under the Incentive Plan. The discussion is general in nature and does not take into account a number of considerations which may apply in light of the particular circumstances of a participant under the Incentive Plan.

STOCK AWARDS AND RELATED TAX PAYMENTS

     Under the Code, federal income tax consequences with respect to a stock award depend on the facts and circumstances of each stock award and, in particular, the nature of the restrictions imposed with respect to the shares which are the subject of the stock award. In general, if shares which are the subject of the stock award are actually issued to a participant, but are subject to a "substantial risk of forfeiture" (for example, if rights to ownership of the shares are conditioned upon the future performance of substantial services by the participant), a taxable event generally occurs only when the risk of forfeiture lapses. At such time as the substantial risk of forfeiture lapses, the participant will realize ordinary income to the extent of the excess of the fair market value of the shares on the date the risk of forfeiture lapses over the participant's cost for such shares (if any), and the same amount is then deductible by the Company as compensation expense. If the restrictions with respect to the shares that are the subject of such stock award, by their nature, do not subject the key employee to a "substantial risk of forfeiture" of the shares, then the participant will realize ordinary income with respect to the shares to the extent of the excess at the time of the grant of the fair market value of the shares over the participant's cost; and the same amount is then deductible by the Company. If no shares are actually issued to the participant at the time the stock award is granted, the participant will generally realize ordinary income at the time the participant receives shares free of any substantial risk of forfeiture, and the amount of such income will be equal to the fair market value of the shares at such time over the participant's cost, if any; and the same amount is then deductible by the Company. The Company's deductions for compensation paid under the Incentive Plan are in all cases subject to certain applicable tax law limitations.

OPTIONS

     Some of the options issuable under the Incentive Plan may constitute ISOs within the meaning of Section 422 of the Code, while other options granted under the Incentive Plan may be NSOs. The Code provides for tax treatment of stock options qualifying as ISOs that may be more favorable to participants than the tax treatment accorded NSOs. Generally, upon the exercise of an ISO, the optionee will recognize no income for federal income tax purposes. The difference between the exercise price of the ISO and the fair market value of the stock at the time of exercise is an addition to income in determining alternative minimum taxable income and such amount may be sufficient in amount to subject the optionee to the alternative minimum tax. On the sale of shares acquired by exercise of an ISO (assuming that the sale does not occur within two years of the date of grant of the option or within one year from the date of exercise), any gain will be taxed to the optionee as long-term capital gain. In contrast, upon the exercise of an NSO, the optionee recognizes taxable income (subject to withholding) in an amount equal to the difference between the then-fair market value of the shares on the date of exercise and the exercise price. Upon any sale of such shares by the optionee, any difference between the sale price and the fair market value of the shares on the date of exercise of the NSO will be treated generally as capital gain or loss. No deduction is available to the Company upon the grant or exercise of an ISO (although a deduction may be available if the participant disposes of the shares so purchased before the applicable holding periods expire), whereas, upon exercise of an NSO, the Company is entitled to a deduction in an amount equal to the income recognized by the participant. Except with respect to death or disability, an optionee has three months after termination of employment in which to exercise an ISO and retain favorable tax treatment at exercise.

OTHER

     In general, a federal income tax deduction is allowed to the Company in an amount equal to the ordinary income recognized by a participant with respect to awards under the Incentive Plan, provided that such amount constitutes an ordinary and necessary business expense of the Company, that such amount is reasonable and that the Company satisfies any withholding obligation with respect to such income.

     A copy of the Amended and Restated Incentive Plan has been filed with the SEC as Exhibit 10.3 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.

BOARD RECOMMENDATION

     The Board believes that the amendment of the Incentive Plan is in the best interest of the Company and its shareholders. THE BOARD THEREFORE RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT, AND IT IS INTENDED THAT THE PROXIES NOT MARKED TO THE CONTRARY WILL BE SO VOTED. Since the amendment will increase the number of shares available for issuance under the Incentive Plan to all directors and executive officers of the Company, each of the directors and executive officers of the Company has an interest in and may benefit from the adoption of the amendment. Approval of the amendment to the Incentive Plan will require the affirmative vote of a majority of the shares of Common Stock cast with respect to the consideration of the amendment. Accordingly, abstentions and broker non-votes will not be included in the tabulation of votes cast on this matter.

                                   PROPOSAL 3

                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has appointed, and recommends the approval of the appointment of, Ernst & Young, LLP, as independent public accountants for the fiscal year ending December 31, 2002. Arthur Andersen LLP served as independent public accountants for the fiscal year ended December 31, 2001. Representatives of Ernst & Young, LLP and Arthur Andersen LLP are expected to be present at the Annual Meeting and will be given the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

     Unless shareholders specify otherwise in the proxy, proxies solicited by the Board of Directors will be voted by the persons named in the proxy at the Annual Meeting to ratify the selection of Ernst & Young, LLP as the Company's auditors for 2002. The affirmative vote of a majority of the votes cast at the Annual Meeting will be required for ratification.

PRINCIPAL AUDITOR FEES

     During 2001, Carrizo Oil & Gas, Inc. retained its principal auditor, Arthur Andersen LLP, to provide services in the following categories and amounts:

DESCRIPTION                                                    AMOUNT
-----------                                                   --------
Audit Fees..................................................  $107,500
Financial Information Systems Design and Implementation
  Fees......................................................  $     --
All Other Fees(1)...........................................  $     --

---------------

(1) Other fees primarily related to consulting, tax compliance and consulting, due diligence activities related to acquisitions or other activities, work performed in connection with registration statements and various statutory or other audits.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG, LLP.

INFORMATION REGARDING CHANGE OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Audit Committee annually considers and recommends to the Board of Directors the selection of the Company's independent public accountants. As recommended by the Audit Committee, the Board of Directors on April 11, 2002 decided to no longer engage Arthur Andersen LLP as the Company's independent public accountants and engaged Ernst & Young, LLP to serve as the Company's independent public accountants for the fiscal year ended December 31, 2002, effective on such date. The appointment of Ernst & Young, LLP is subject to ratification by the Company's shareholders at the annual meeting.

     Arthur Andersen's reports on the Company's consolidated financial statements for the past two years did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

     During the Company's two most recent fiscal years and through April 11, 2002 (the date of Arthur Andersen's dismissal), there were no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Arthur Andersen's satisfaction, would have caused them to make reference to the subject matter in connection with their report on the Company's consolidated financial statements for such years; and there were no reportable events , as listed in Item 304(a)(1)(v) of SEC Regulation S-K.

     During the Company's two most recent fiscal years and through April 11, 2002, the Company did not consult Ernst & Young, LLP with respect to the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's consolidated financial statements, or any other matters or reportable events listed in Items 304(a)(2)(i) and (ii) of SEC Regulation S-K.

OTHER BUSINESS

     As of the date of this proxy statement, the Board of Directors is not informed of any other matters, other than those above, that may be brought before the meeting. The persons named in the enclosed form of proxy or their substitutes will vote with respect to any such matters in accordance with their best judgment.

SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

     Rule 14a-8 under the Securities Exchange Act of 1934, as amended, addresses when a company must include a shareholder's proposal in its proxy statement and identify the proposal in its form of proxy when the company holds an annual or special meeting of shareholders. Under Rule 14a-8, proposals that shareholders intend to have included in the Company's proxy statement and form of proxy for the 2003 Annual Meeting of Shareholders must be received by the Company no later than December 13, 2002. However, if the date of the 2003 Annual Meeting of Shareholders changes by more than 30 days from the date of the 2003 Annual Meeting of Shareholders, the deadline is a reasonable time before the Company begins to print and mail its proxy materials, which deadline will be set forth in a Quarterly Report on Form 10-Q or will otherwise be communicated to shareholders. Shareholder proposals must also be otherwise eligible for inclusion.

     If a shareholder desires to bring a matter before an annual or special meeting and the proposal is submitted outside the process of Rule 14a-8, the shareholder must follow the procedures set forth in the Company's Bylaws. The Company's Bylaws provide generally that shareholders who wish to nominate directors or to bring business before a shareholders' meeting must notify the Company and provide certain pertinent information at least 80 days before the meeting date (or within ten days after public announcement pursuant to the Bylaws of the meeting date, if the meeting date has not been publicly announced more than 90 days in advance). If the date of the 2003 Annual Meeting of Shareholders is the same as the date of the 2002 Annual Meeting of Shareholders, shareholders who wish to nominate directors or to bring business before the 2003 Annual Meeting of Shareholders must notify the Company no later than March 3, 2003.

                                            By Order of the Board of Directors

                                            /s/ FRANK A. WOJTEK

                                            Frank A. Wojtek
                                            Secretary

Dated: April 22, 2002
Houston, Texas

--------------------------------------------------------------------------------

                              CARRIZO OIL & GAS, INC.
                PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                 FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
                                   MAY 22, 2002

          The undersigned hereby appoints S.P. Johnson IV and Frank A. Wojtek, jointly and severally, proxies, with full power of substitution and with discretionary authority to vote all shares of Common Stock that the undersigned is entitled to vote at the Annual Meeting of Shareholders of Carrizo Oil & Gas, Inc. (the "Company") to be held on Wednesday, May 22, 2002, at the Omni Houston Hotel Westside, 13210 Katy Freeway, Houston, Texas at 10:00 a.m., or at any adjournment thereof, hereby revoking any proxy heretofore given. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IN THE ABSENCE OF SPECIFIC DIRECTIONS TO THE CONTRARY, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4.

            The undersigned hereby acknowledges receipt of the Notice of, and Proxy Statement for, the aforesaid Annual Meeting.

        1. ELECTION OF DIRECTORS, NOMINEES: S.P. Johnson IV; Frank A. Wojtek; Steven A. Webster; Douglas A.P. Hamilton; Paul B. Loyd, Jr.; Christopher C. Behrens; Bryan Martin and F. Gardner Parker as directors, except as indicated below.

                         [ ] FOR              [ ] WITHHELD

        For, except vote withheld from the following nominee(s):
        -------------------------------------------------------------------

        -------------------------------------------------------------------

--------------------------------------------------------------------------------

   P
   R
   O
   X
   Y

--------------------------------------------------------------------------------

     2. APPROVAL OF THE AMENDMENT TO THE INCENTIVE PLAN INCREASING THE NUMBER OF SHARES OF COMMON STOCK AVAILABLE FOR ISSUANCE UNDER THE PLAN.

                    [ ] FOR      [ ] AGAINST      [ ] ABSTAIN

     3. APPROVAL OF THE APPOINTMENT OF ERNST & YOUNG, LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2002.

                    [ ] FOR      [ ] AGAINST      [ ] ABSTAIN

     4. With discretionary authority as to such other matters as may properly come before the meeting.
                                             Date:

         ------------------------------, 2002

                                             ------------------------------
                                             (Signature)

                                             ------------------------------
                                             (Signature)

                                             Sign exactly as name appears
         hereon.

         (Joint owners should each sign. When signing as attorney, executor, officer, administrator, trustee, or guardian, please give full title as such).

         PLEASE SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

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